Exhibit 99.1

      PRESS RELEASE

For Release:          Immediate

Contact:                 Matt Pudlowski (314/877-7091) or Scott Monette (314/877-7113)

Ralcorp Holdings, Inc. Completes Exchange
Offer for $300 Million of Its 6.625% Notes

ST. LOUIS, MO, May 10, 2010…Ralcorp Holdings, Inc. (NYSE: RAH) announced today the completion of its offer to exchange up to $300 million of its outstanding 6.625% notes due 2039, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for $300 million of its 6.625% notes due 2039, which were issued August 2009 in a private placement (the “Private Notes”).   The offer and withdrawal rights expired at 5:00 p.m. Eastern Standard Time on May 7, 2010, at which time $300 million aggregate principal amount of the Private Notes had been tendered and not withdrawn. The Company has accepted for exchange all Private Notes validly tendered and not withdrawn prior to the expiration of the exchange offer.

The terms of the Exchange Notes are substantially identical to the terms of the Private Notes, including subsidiary guarantees, except that provisions relating to transfer restrictions, registration rights and additional interest will not apply to the Exchange Notes.

This announcement does not constitute an offer to sell or the solicitation of an offer to buy any security. The exchange offer was made solely by the prospectus dated April 9, 2010 and the related letter of transmittal.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.